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                                                                EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                               YELLOW CORPORATION

                      (As amended through April 25, 1996)



     FIRST:  The name of the corporation is Yellow Corporation.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of capital stock of all classifications which the Corporation shall have authority to issue is One Hundred Twenty Five Million (125,000,000) shares, consisting of One Hundred Twenty Million (120,000,000) shares of Common Stock having a par value of $1 per share and Five Million (5,000,000) shares of Preferred Stock having a par value of $1 per share.

           (a) Shares of the Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. All shares of any one series shall be of equal rank and identical in all respects.

           (b) Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the issue of any series of Preferred stock, the designation of such series and the powers,




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      preferences and rights of the shares of such series, and the qualification, limitations or restrictions thereof, including the following:

                 (1) The number of shares constituting that series and the
            distinctive designation of that series;

                 (2) The dividend rate on the shares of that series and the time of payment thereof, whether dividends shall be cumulative, and if so, the date or dates which any cumulative dividends shall commence to accrue, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

                 (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                 (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                 (5) Whether or not the shares of that series shall be
            redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                 (6) Whether that series shall have a sinking fund for the
            redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;




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                 (7) The rights of the shares of that series in the event of merger, acquisition, voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series over shares of any other series;

                 (8) Whether the issuance of any additional shares of such
            series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

                 (9) Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of Delaware.

            Dividends on outstanding share of Preferred Stock shall be paid or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

            If upon any voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.





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           FIFTH:  The business and affairs of the Corporation shall be managed by the Board of directors consisting of not less than 5 nor more than 15 persons. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. The directors need not be elected by ballot unless required by the Bylaws of the Corporation.

           The Board of Directors shall be elected annually at the annual meeting of stockholders and the members of the Board so elected shall serve one-year terms to expire at the following annual meeting of stockholders. Each director shall hold office for the term for which he is elected or appointed and until his successor shall be elected and qualified or until his death, or until he shall resign.

           Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

           No director of the corporation shall be removed from his office as a director by vote or other action of shareholders or otherwise unless the director to be removed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or unless the director to be removed has been adjudged by a court of competent jurisdiction to be mentally incompetent or to be liable for negligence or misconduct in the



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      performance of his duty to the corporation and such adjudication is no longer subject to direct appeal.


           SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws.

           SEVENTH:

           A. 1. In addition to any affirmative vote required by law or under any other provision of this Certificate of Incorporation, and except as otherwise expressly provided in subparagraph B:

                   a. any merger or consolidation of the Corporation of any subsidiary (as hereinafter defined) with or into (i) any Substantial Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself a Substantial Stockholder which, after such merger or consolidation, would be an Affiliate (as hereinafter defined) of a Substantial Stockholder, or

                   b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with (i) any Substantial Stockholder or (ii) an Affiliate of a Substantial Stockholder of any assets of the Corporation or any Subsidiary having an aggregate fair market value of $5,000,000 or more, or

                   c. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary to (i) any Substantial Stockholder or (ii) any other corporation (whether or






CERT. OF INC.               YELLOW CORPORATION                 PAGE 5


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               not itself a Substantial Stockholder) which, after such issuance or transfer, would be an Affiliate of a Substantial Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $5,000,000 or more, or

                   d. the adoption of any plan or proposal for the liquidation of dissolution of the Corporation proposed by or on behalf of a Substantial Stockholder or an Affiliate of a Substantial Stockholder, or

                   e. any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving a Substantial Stockholder or an Affiliate of a Substantial Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Substantial Stockholder or by an Affiliate of a Substantial Stockholder, shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article Seventh as one class ("Voting Shares"). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

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                   2.   The term "business combination" as used in this Article
               Seventh shall mean any transaction which is referred to in any one or more clauses (a) through (e) of Section 1 of this Subparagraph A.

               B. The provisions of Subparagraph A of this Article Seventh shall not be applicable to any particular business combination, and such business combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs 1 and 2 are met:

                   1. The business combination shall have been approved by a majority of the "Continuing Directors" (as hereinafter defined).

                   2.   All of the following conditions shall have been met:

                        a.   The ratio of:

                             (1) the aggregate amount of the cash and the fair market value of other consideration to be received per share by holders of common stock of the Corporation ("Common Stock") in such business combination, to

                             (2)   the market price of the Common Stock
                   immediately prior to the public announcement of the proposal of such business combination, is at least as great as the ratio of

                                   (i)   the highest per share price (including
                        brokerage commissions, transfer taxes and soliciting dealers' fees) which such Substantial Stockholder has paid for any shares of Common Stock acquired by it within the five year period prior to the business combination,


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                  to

                                   (ii)   the market price of the Common Stock
                       immediately prior to the initial acquisition by such Substantial Stockholder of any Common Stock;

                  b. The aggregate amount of the cash and fair market value of other consideration to be received per share by holders of Common Stock in such business combination

                       (1) is not less that the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Substantial Stockholder in acquiring any of its holdings of Common Stock, and

                       (2) is not less than the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for solicitation of votes on such business combination multiplied by the then price/earnings multiple (if any) of such Substantial Stockholder as customarily computed and reported in the financial community;

                  c. The aggregate amount of the cash and the fair market value as of the date of the consummation of the business combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding capital stock of the Corporation shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B.2.c. shall be required to be met with respect to every class of outstanding capital stock of the Corporation whether or not the Substantial Stockholder has previously acquired any shares of a particular class of capital stock):



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                       (1)   (if applicable) the highest per share (including
                  any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Substantial Stockholder for any shares of such class of capital stock acquired by it (1) within the five year period immediately prior to the first public announcement of the proposal of the business combination (the "Announcement Date") or (2) in the transaction in which it became a Substantial Stockholder, whichever is higher.

                       (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of capital stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                       (3) the fair market value per share of such class of capital stock (which may be determined by a majority of the Continuing Directors) on the Announcement Date or on the date on which the Substantial Stockholder became a Substantial Stockholder (the "Determination Date"), whichever is higher; and

                       (4) (if applicable) the price per share equal to the fair market value per share of such class of capital stock determined pursuant to Paragraph B.2.c. (3) above, multiplied by the ratio of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
                  fees) paid by the Substantial Stockholder for any shares of such class of capital stock acquired by it within the five-year period immediately prior to the Announcement Date to
                  (2) the fair market value per share of such class of capital stock on the first day in such five-year period upon



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                  which the Substantial Stockholder acquired any shares of such class of Voting Shares.

                  d. The consideration to be received by holders of the Corporation's capital stock of the Corporation in such business combination shall be in cash or in the same form and of the same kind as the consideration paid by the Substantial Stockholder in acquiring the shares of Stock already owned by it;

                  e. After such Substantial Stockholder has acquired ownership of not less than 10% of the then outstanding Voting Shares (a "10% interest") and prior to the consummation of such business combination;

                       (1) the Substantial Stockholder shall have taken steps to ensure that the Corporation's Board of Directors included at all times representation by Continuing Director(s) (as hereinafter defined) proportionate to the ratio that the Voting Shares which from time to time are owned by persons other than the Substantial Stockholder ("Public Holders") bear to all Voting Shares outstanding at such respective times (with a continuing director to occupy any resulting fractional board position);

                       (2) there shall have been no reduction in the rate of dividends payable on the Common Stock except as may have been approved by majority vote of the Continuing Directors;

                       (3) such Substantial Stockholder shall not have acquired any newly issued shares of capital stock of the Corporation, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to


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                  obtaining a 10% Interest or as a result of a pro rata stock dividend or stock split; and

                       (4) such Substantial Stockholder shall not have acquired any additional shares of the Corporation's outstanding Common Stock or securities convertible into or exchangeable for Common Stock except as a part of the transaction which resulted in such Substantial Stockholder acquiring its 10% Interest:

                  f. Prior to the consummation of such business combination, such Substantial Stockholder shall not have (i) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation; or
            (ii) made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors; and

                  g. A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall have been mailed to all holders of voting Shares for the purpose of soliciting stockholder approval of such business combination. Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the business combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such business combination, from the point of view of the holders of Voting Shares other than the Substantial Stockholder (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests and



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            to be paid a reasonable fee for its services upon receipt by the
            Corporation of such opinion).

            C.   For the purposes of this Article Seventh:

                 1. A "person" shall mean any individual, firm, corporation or other entity.

                 2. "Substantial Stockholder" shall mean, in respect of any business combination, any person (other than the Corporation of any Subsidiary) who or which, s of the record date for the determination of stockholders entitled to notice of and to vote on such business combination, or as of the time of the vote on such business combination, or immediately prior to the consummation of any such transaction,

                      a. is the beneficial owner, directly or indirectly, of not less than 10% of the Voting Shares, or

                      b. is an Affiliate of the Corporation and at any time within five years prior thereto was the beneficial owner, directly or indirectly, of not less than 10% of the then outstanding Voting Shares, or

                      c. is an assignee of or has otherwise succeeded to any shares of capital stock of the Corporation which were at any time within five years prior thereto beneficially owned by any Substantial Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.


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                 3.   A person shall be the "beneficial owner" of any Voting
                 Shares:

                      a. which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially own, directly or indirectly, or

                      b. which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding or

                      c. which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation.

                 4. The outstanding Voting Shares shall include shares deemed owned through application of Section 3 above but shall not include any other Voting Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

                 5. "Continuing Director" shall mean a person who was a director prior to June 1, 1983 or who was a member of the Board of Directors of the Corporation elected by the Public Holders prior to the date as of which the Substantial Stockholder acquired 10% of the then outstanding Voting Shares, or a person designated (before his initial

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            election as a director) as a continuing director by a majority of the then continuing directors.

                 6. "Other consideration to be received" shall mean Common Stock of the Corporation retained by its Public Holders in the event of a business combination in which the Corporation is the surviving corporation.

                 7. "Affiliate" and "Associate" shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1982.

                 8. "Subsidiary" means any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1982) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Substantial Stockholders set forth in
            Section 2 of this subparagraph c, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

            D. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article Seventh, on the basis of information known to them, (a) the number of Voting Shares beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in section 3 of subparagraph C, or (d) whether the assets subject to any business combination have an aggregate fair market value of $5,000,000 or more.



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      E.   Nothing contained in Article Seventh shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.

      EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision consigned in this Certificate of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or the Bylaws of the Corporation ( and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Shares shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with, Articles Fifth, Seventh, Tenth, Twelfth and this Article Eighth of this Certificate of Incorporation, provided that such 80% vote shall not be required for any amendment, alteration, change or repeal recommended to the stockholders by majority of the Continuing Directors, as defined in Article Seventh.

      NINTH: The holders of a majority of the Common Stock issued, outstanding, and entitled to vote at the time a determination is made, present in person, or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business.

      TENTH: Any action required or permitted to be taken by the shareholders of the Corporation must effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders. Special meetings of shareholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or by the




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Chairman of the Board or President, upon not less than 10 nor more than 60 days'
written notice.

      ELEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 or the Delaware Code order a meeting of the creditors or class or creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

      TWELFTH: The Bylaws of the Corporation may be amended or repealed, or new bylaws may be adopted (a) by the affirmative vote of seventy-five percent of the voting power of the then outstanding Voting Shares; provided that the notice of such meeting of stockholders whether regular or special, shall specify as one of the purposes thereof the making of such amendment or repeal; or (b) by




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the affirmative vote of the majority of the Board of Directors at any regular or special meeting.

      THIRTEENTH: The incorporator is Stephen P. Murphy, whose mailing address is P.O. Box 7270, Overland Park, KS 66207.

      FOURTEENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extend permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.



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